Exhibit 10.2
2015 Brunswick Performance Plan (BPP)
Brunswick Corporation Senior Management Incentive Plan Participants
Summary Terms and Conditions

Purpose	Reward achievement of annual goals
Eligibility	Key managers designated by the Human Resources and Compensation Committee.
Performance Period	2015 fiscal year.
Plan Funding – 162(m) Performance Measures
A pool will be funded for each participant based on the following:

▪    For the CEO: 2% of Brunswick Earnings Before Interest and Taxes (EBIT)
▪    For each individual additional participant: 1% of Brunswick EBIT

For the purpose of plan funding, EBIT from continuing operations will be determined on a GAAP basis and will be adjusted for:
•    Restructuring, exit and impairment costs (including debt extinguishment costs);
•    Acquisition or sale of “strategic” assets;
•    Impact of any “extraordinary” accounting charges (GAAP definition) or charges related to changes in accounting principles;
•    Pension liability settlement or plan amendment related charges; and
•    Impact of change in tax law (e.g., extension of R&D tax credit) – variance from budget.

Performance Measures
Without exceeding the pool funded for each participant, actual bonuses will be based on achievement against the following financial measures as of the end of the performance period.

▪    For Corporate-level employees,
✓    50% based on Earnings Per Share (EPS ex. items),
✓    16.67% based on Mercury Marine EBIT,
✓    16.67% based on Boat Group EBIT, and
✓    16.67% based on Life Fitness EBIT

▪    For Division leaders,
✓    50% based on EPS (ex. items), and
✓    50% based on applicable division EBIT

EPS (ex. items) and EBIT from continuing operations results for the year will be adjusted for:
•    Restructuring, exit and impairment costs (including debt extinguishment costs) and associated savings - variance from budget;
•    Acquisition or sale of “strategic” assets;
•    Impact of any “extraordinary” accounting charges (GAAP definition) or charges related to changes in accounting principles;
•    Pension liability settlement or plan amendment related charges;
•    Unusual tax items (i.e., FIN 48, Discrete Tax Items, Valuation Allowance Reversals, etc.); and
•    Impact of change in tax law (e.g., extension of R&D tax credit) – variance from budget.

The Human Resources and Compensation Committee will determine the applicable performance goals and the bonuses payable upon attainment of such goals.

Funding Review and Approval
The following steps will be taken to review and approve funding:

▪    CFO will review performance to evaluate required accruals;
▪    CEO will review performance at end of performance period and provide funding information to the Human Resource and Compensation Committee as appropriate; and
▪    Human Resources and Compensation Committee will review and certify performance and funding of pools.

Individual Awards
Without exceeding each participant’s funded pool based on the attainment of the performance goals certified by the Human Resources and Compensation Committee, individual awards will be determined by the Human Resources and Compensation Committee on a discretionary basis using overall performance versus the established performance measures, evaluation of individual performance for the performance period, target incentives as a percentage of salary and covered salary (actual paid for year). In no case shall an award exceed:

▪    200% of an individual’s target incentive opportunity,
▪    the amount of the pool funded for the individual or
▪    the maximum amount payable under the Brunswick Corporation Senior Management Incentive Plan.

Individuals must be employed at the end of the performance period to be eligible for an award, with ultimate payout at the discretion of the Human Resources and Compensation Committee. Those employees whose employment terminates due to death, permanent and total disability, or as a result of restructuring activities or plant shutdown will be eligible to receive individual awards at the recommendation of the CEO and Chief Human Resources Officer and the approval of the Human Resources and Compensation Committee. Any awards payable in the event of termination due to death, permanent disability, as a result of restructuring activities or plant shutdown shall be subject to the achievement of the applicable performance conditions and shall be paid as specified under “Timing and Form of Award Payments.”

Timing and Form of Award Payments
In 2016, after financial results are confirmed and appropriate approvals are obtained; provided, however, that any such award shall be paid to U.S.-based employees no later than March 15, 2016. Payment may be made in cash, shares of Brunswick common stock granted under the Brunswick 2014 Stock Incentive Plan, or a combination of cash or stock, or an alternate form of equity, as determined by the Human Resources and Compensation Committee.

Claw Back
The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Human Resources and Compensation Committee. In addition, bonus awards shall be subject to forfeiture, recovery by Brunswick or other action pursuant to any other clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Additional Terms & Conditions
This plan is a subplan under the Brunswick Corporation Senior Management Incentive Plan, and shall be subject to all of the terms, conditions and limitations under such plan. Payment of any bonus is in the sole discretion of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee may modify, revise, discontinue, cancel or terminate this plan or any payments associated with this plan at any time, without notice.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick for any reason at any time.